Exhibit 10.7

INDEMNITY AGREEMENT

This Indemnity Agreement (the “Agreement”) is made and entered into as of June 25, 2004 by each of LAURENCE ASHKIN (“Ashkin”), ROGER BROWN (“Brown”), JOHN McLINDEN (“McLinden”), ARTHUR SLAVEN (“Slaven” and, together with Ashkin, Brown and McLinden, the “Holders”), ENNIS, INC., a Texas corporation (“Purchaser”), and MIDLOTHIAN HOLDINGS LLC., a Delaware limited liability company (“Merger Sub”). Terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement (defined below).

WITNESSETH:

WHEREAS, each of the Holders owns one (1) share of Class A common stock, $1.00 par value per share, of Centrum Acquisition, Inc., a Delaware corporation (the “Company”), and each of the Holders owns at least twenty four and three quarters (24.75) shares of Class B common stock, $1.00 par value per share, of the Company;

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger dated as of June 25, 2004 and made by and among the Company, Purchaser and Merger Sub, a wholly owned subsidiary of Purchaser (the “Merger Agreement”), the Company shall be merged with and into Merger Sub (the “Merger”), and Merger Sub shall be the surviving entity;

WHEREAS, pursuant to the terms of the Merger Agreement, each of the Holders shall be issued shares of Purchaser Stock in exchange for their respective shares of the Company, in the amounts as determined as of the Effective Time and in accordance with the terms of the Merger Agreement;

WHEREAS, each of the Holders owns one (1) share of Class A common stock, $1.00 par value per share, of Crabar/GBF, Inc., a Delaware corporation (“Crabar/GBF”), and each of the Holders owns Class B common stock of Crabar/GBF;

WHEREAS, pursuant to the terms of that certain Stock Purchase Agreement dated as of June 25, 2004 and made by and among Crabar/GBF, Purchaser and the stockholders of Crabar/GBF, (the “Stock Purchase Agreement”), the Purchaser has agreed to purchase the outstanding shares of Crabar/GBF;

WHEREAS, as an inducement to Purchaser to consummate the Merger, and as a condition to such Merger, and as an inducement to Purchaser to enter into the Stock Purchase Agreement, and to consummate the transaction provided for in the Stock Purchase Agreement, the Holders are entering into this Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth below, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONDITIONS TO EFFECTIVENESS

Section 1.1 Defined Terms. As used in this Agreement, the following terms shall have the following meanings assigned to them:

(a) “Damages” shall mean any loss, liability, claim, damage (including incidental and consequential damages), or diminution of value, whether or not involving a third-party claim and the Enforcement Costs associated therewith.

(b) “Enforcement Costs” shall mean all reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses.

(c) “Person” shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

(d) “Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

(e) “Representative” shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

Section 1.2 Stock Purchase Closing Condition. This Agreement is executed concurrently with the execution of the Stock Purchase Agreement but with the intention of the parties that the rights and obligations of the Holders, Purchaser and Merger Sub under this Agreement which pertain to Crabar/GBF or the Stock Purchase Agreement are conditional upon satisfaction or waiver under the Stock Purchase Agreement of all conditions to the Closing (as defined in the Stock Purchase Agreement).

Section 1.3 Merger Closing Condition. This Agreement is executed concurrently with the execution of the Merger Agreement but with the intention of the parties that the rights and obligations of the Holders, Purchaser and Merger Sub under this Agreement which pertain to the Company or the Merger Agreement are conditional upon satisfaction or waiver under the Merger Agreement of all conditions to the Closing (as defined in the Merger Agreement).

ARTICLE II

INDEMNIFICATION; REMEDIES

Section 2.1 [Intentionally Deleted].

Section 2.2 Indemnification And Payment Of Damages By Holders.

(a) Subject to the limitations on the duration of the following indemnities which are set forth in Section 2.3 hereof, and subject to the limitations on liability set forth in Section 2.4 hereof, the Holders, jointly and severally, agree to indemnify, defend, protect and hold harmless Purchaser, Merger Sub, and their respective Representatives, stockholders, controlling persons, and affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of any Damages, arising, directly or indirectly, from or in connection with: (i) any breach of any representation or warranty made by the Company in the Merger Agreement; (ii) any breach of a covenant or other obligation of the Company in the Merger Agreement; (iii) any breach of any representation or warranty made by Crabar/GBF in the Stock Purchase Agreement or made by the Sellers (as defined in the Stock Purchase Agreement); (iv) any breach of a covenant or other obligation of Crabar/GBF or the Sellers in the Stock Purchase Agreement; or (v) any amounts required to be paid by a Holder under Section 2.7 of the Registration Rights Agreement to be dated as of the Closing Date and to be made by Purchaser and all of the stockholders of Centrum Acquisition, Inc.

(b) An Indemnified Person who requests reimbursement from or indemnification from a Holder under this Section 2.2 (a “Claim”) shall do so with a written statement (a “Claim Notice”) made on behalf of that Indemnified Person by either Purchaser or Merger Sub (the “Claimant”) of the reimbursement or other indemnification which is requested. The Claim Notice must describe the subject matter of the Claim in reasonable detail. In the event that a Holder disputes the amount of a Claim Notice which has been filed after the first anniversary of the Effective Date, then that Holder may elect to commence arbitration proceedings under Section 3.4 of this Agreement on the limited subject of the amount of the Claim which should be reserved against the Basket Cap. The Holders shall have no obligation under Section 2.2 with regard to any matter as to which a Claim Notice is not presented on or before the Final Claim Date.

(c) In the event an Indemnified Person presents a Claim against the Holders under this Section 2.2 through a Claimant, such Claimant on behalf of such Indemnified Person shall have the following exclusive remedies:

(i) To the extent that the Damage covered by the indemnities in this Section 2.2 represents a third party claim, the Claimant must tender that claim to the Holders and follow the procedures stated in Section 2.6.

(ii) To the extent that the Damage covered by the indemnities in this Section 2.2 represents a financial loss incurred by the Company, by Crabar/GBF or by a Claimant as to which recovery can be made from insurance policies held by the Company, by Crabar/GBF or by the Claimant, including policies of title insurance, then the Claimant must use commercially reasonable efforts to recover from that insurance policy before exercising the Claimant’s set-off rights under Section 2.5, provided that the Claimant shall not be required to commence litigation or assign a claim to a collection agency as part of those efforts to recover from any insurance policy; provided, however, that the Claimant may give the Company a Claim Notice regarding that Damage to preserve Claimant’s rights against the Company or Crabar/GBF in the event that the policy or policies of insurance do not repay the Damages in full.

(iii) To the extent that the Damage covered by the indemnities in this Section 2.2 represents a financial loss incurred by the Company, by Crabar/GBF or by the Claimant as to which a reserve has been specifically established by the Company or Crabar/GBF in their respective financial records prior to the date of this Agreement, then the Claimant must cause the Company or Crabar/GBF, as the case may be, to apply that reserve to the Damage incurred before exercising the Claimant’s set-off rights under Section 2.5.

(iv) To the extent that the Damage covered by the indemnities in this Section 2.2 represents a financial loss incurred by the Company, by Crabar/GBF or by the Claimant as to which no recovery or an insufficient recovery can be made under either clauses (ii) or (iii) above, then the Claimant must exercise its rights to recover against the Escrow Assets (as defined below) under Section 2.5 and the Escrow Agreement (as defined below), with no right to recover personally from any Holder unless the Damage results from a breach or an alleged breach which constitutes fraud on the part of that Holder.

(v) The obligations of Holders under this Section 2.2 are subject to the limitations stated in Section 2.3 and in Section 2.4, including the limitations in Section 2.4(i) that restrict the Claimant from recovering from Holders personally absent the occurrence of the actions identified in Section 2.4(i).

(vi) No Claim for Damages for a breach of a representation or warranty set forth in Section 2.8 of the Merger Agreement may be made under this Agreement unless and until the damages or losses related to breaches of the representations and warranties in that Section exceed the A/R Basket (as defined in the Merger Agreement). No Claim for Damages for a breach of a representation or warranty set forth in Section 2.9 of the Merger Agreement may be made under this Agreement unless and until the damages or losses related to breaches of the representations and warranties in that Section exceed the Inventory Basket (as defined in the Merger Agreement).

(vii) No Claim for Damages for a breach of a representation or warranty set forth in Section 3.20 of the Stock Purchase Agreement may be made under this Agreement unless and until the damages or losses related to breaches of the representations and warranties in that Section exceed the Inventory Basket (as defined in the Stock Purchase Agreement). No Claim for Damages for a breach of a representation or warranty set forth in Section 3.21 of the Stock Purchase Agreement may be made under this Agreement unless and until the damages or losses related to breaches of the representations and warranties in that Section exceed the A/R Basket (as defined in the Stock Purchase Agreement).

Section 2.3 Time Limitations The obligation of the Holders to accept Claim Notices under this Agreement will expire on that date which will occur two (2) years after the Effective Time (the “Final Claim Date”). After the Final Claim Date, the Holders will not be required to accept any Claim Notices or other requests for indemnification under this Agreement.

Section 2.4 Deposits into the Escrow Fund; Limitations On Amount—Holders.

(a) All obligations of the Holders to pay Damages shall be satisfied solely by recourse to the Escrow Assets. The Holders shall have no personal liability to pay any amounts due under this Agreement, including any and all Damages.

(b) No Claim shall be made under the provisions of Section 2.2 unless the amount of Damages under such Claim exceeds Fifty Thousand Dollars ($50,000) (the “Damages Floor”), unless the combined value of Claims which did not exceed the Damages Floor is equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000), in which case this condition shall no longer be applicable.

(c) In order to secure the payment of the Holders’ obligations under Section 2.2, the Holders shall, on the Effective Time, pledge and deposit three hundred nineteen thousand eight hundred ninety seven (319,897) shares of Purchaser Stock (the “Pledged Stock”) which would, if the market price of a share was equal to the Purchaser Stock Value, have an aggregate market value equal to Five Million Dollars ($5,000,000), with that deposit to be made an escrow agent to be selected by Purchaser that is reasonably acceptable to the Holders (the “Escrow Agent”), to be governed in accordance with the Stock Pledge and Escrow Agreement substantially in the form attached hereto as Exhibit A (“Stock Pledge and Escrow Agreement”).

(d) In the event that Purchaser terminates the Merger Agreement in connection with a Fault Termination (as defined in the Stock Purchase Agreement), then the Holders shall not be required to deposit the Pledged Stock; instead, the Purchaser shall deposit the amount of Two Million Dollars ($2,000,000) (the “Cash Deposit”) with the Escrow Agent to be governed in accordance with the Stock Pledge and Escrow Agreement. The date on which the Cash Deposit or the Pledged Stock shall be deposited with the Escrow Agent shall be referred to as the “Deposit Date.”

(e) In the event that the Pledged Stock is deposited in the Stock Pledge and Escrow Agreement, the Pledged Stock shall be the “Escrow Assets.” In the event that the Cash Deposit is deposited in the Stock Pledge and Escrow Agreement, the Cash Deposit shall be the “Escrow Assets.”

(f) Notwithstanding the provisions of Section 2.2 to the contrary, the aggregate amount of Damages that may be paid under Section 2.2 for a Claim or Claims shall be limited to the amount of the Escrow Assets (the “Basket Cap”).

(g) As of the Final Claim Date, the Holders will no longer be obligated to accept the tender of Claims from the Indemnified Persons. However, the obligations of the Holders to the Indemnified Persons under Section 2.2 shall continue after the Final Claim Date with regard to Claims that have been properly presented to the Holders prior to the Final Claim Date; provided, however, that at such time as the amount of Damages paid, reimbursed or otherwise expended by the Holders under this Agreement equals or exceeds the Basket Cap, the Holders shall be relieved of all further obligation under this

Agreement and may tender to the Claimant, Merger Sub or Purchaser the defense of all filed Proceedings and the handling of all Claims which have been previously presented to the Holders under this Agreement.

(h) With respect to any Claim or matter that may potentially become a Claim (“Pending Matter”), Purchaser and the Claimant shall take all reasonable steps to mitigate the amount of Damages that may accrue, arise, be assessed or otherwise incurred by any Indemnified Persons with respect to that Claim or Pending Matter; provided, however, the duty to mitigate damages shall not be construed to require either Purchaser or the Claimant to commence litigation against any party or assign a claim to a collection agency to preserve a Claim or Pending Matter. Purchaser and the Claimant agree that neither of them will take any actions, directly or indirectly, to provoke or initiate the filing or making of a claim or demand by a third party for the purpose of enabling either of them to file a Claim under this Article 10.

(i) Notwithstanding anything contained herein to the contrary, the limitations of liability contained in this Section 2.4 will not apply to: (i) any breach to the extent that such breach is attributable to fraud by the Company; or (ii) any alleged breach to the extent that such alleged breach is attributable to fraud by the Company. Holders will be jointly and severally liable for all Damages with respect to such breaches and alleged breaches listed in clauses (i) through (ii) above, with neither the Damages Floor nor the Basket Cap to be applicable to that liability.

(j) Notwithstanding any investigation or audit conducted before or after the Closing or the decision of Purchaser to complete the stock purchase, and notwithstanding any investigation or audit conducted before the Effective Time or the decision of Purchaser to complete the Merger, Purchaser and the Claimant shall be entitled to rely upon the representations and warranties set forth in the Merger Agreement and the Stock Purchase Agreement; provided, however, that in the event that Purchaser or the Claimant had discovered prior to the Effective Time that any representation or warranty made by the Company or Crabar/GBF was incorrect or inaccurate, and in the event that Purchaser and the Claimant elected to conclude the Merger or the stock purchase, then the closing of either the Merger or the stock purchase by the Purchaser and the Claimant shall constitute a waiver by Purchaser and the Claimant of any claims for the breach of such representation or warranty as a result of such inaccuracy or incorrectness. The foregoing proviso shall not apply to the matters identified on attached Schedule 2.4(j) (the “Identified Matters”) which are matters known to Purchaser, Merger Sub and the Holders and which matters the Holders acknowledge are covered by the indemnification obligations of Holders under this Article 2.

Section 2.5 Basket; Right Of Set-Off

(a) In the event that a Claimant determines that the Holders are required to pay amounts to the Claimant under this Agreement other than an amount described in Section 2.4(i), then the Claimant must elect to set-off that amount against the Escrow Assets rather than to bring an action to recover such amounts from any Holder. In the election of that set-off right, the Claimant shall provide a notice to the Holders specifying in reasonable detail the basis for such set-off and the amount proposed to be set-off against the Escrow Assets (“Set-Off Demand”). In the event that the Holders do not consent to the Set-Off Demand, within twenty (20) days of Holders’ receipt of the original Set-Off Demand, Holders shall provide the Claimant with notice of the Holders’ refusal to permit the set-off (the “Disagreement Notice”). Holders’ failure to deliver a Disagreement Notice within twenty (20) days after Holders’ receipt of the original Set-Off Demand shall be considered an express consent by Holders of their obligation to pay the Claimant the amount set forth in the Set-Off Notice, and the Claimant may then set-off that amount against the Escrow Assets.

(b) In the event that the Holders have timely delivered a Disagreement Notice to a Claimant, within twenty (20) days of their receipt of the Disagreement Notice, the Claimant shall notify the Holders either that the Claimant withdraws the Set-Off Demand or elects to commence arbitration of the Set-Off Demand pursuant to the terms of Section 3.4 of this Agreement. In the event that such arbitration results in a ruling in favor of the Claimant, then the Claimant may set off any amount to which it may be entitled to payment from the Holders against the Escrow Assets by notice to the Escrow Agent.

(c) As used herein, the term “Second Year Amount” shall mean either: (A) Two Million Five Hundred Thousand Dollars ($2,500,000), if the Escrow Assets are the Pledged Stock or (B) One Million Dollars ($1,000,000), if the Escrow Assets are the Cash Deposit. As used herein, the term “First Anniversary Pending Claims” shall mean the dollar value of Claims presented during the first year after the Deposit Date. For purposes of determining the dollar value of Claims presented during the first year after the Deposit Date, the dollar value of a Claim shall be: (i) if the Claim has been settled, the amount of Damages for which the Claim was settled; (ii) if the Claim is still pending, the dollar value stated in the Claim Notice.

(d) The Escrow Agent shall, on the first anniversary of the Deposit Date (or the first business day thereafter if such date is not a business day), tabulate the First Anniversary Pending Claims. If the Escrow Assets consist of Pledged Stock, then after subtracting the number of shares representing the value of the First Anniversary Pending Claims (based upon the then current value of the Pledged Stock) from the Pledged Stock, the amount remains is greater than the Second Year Amount, the Escrow Agent shall release that amount of the remaining Pledged Stock as exceeds the Second Year Amount. If the Escrow Assets consist of the Cash Deposit, less amounts applied by the Escrow Agent, then after subtracting the value of the First Anniversary Pending Claims from the remaining Escrow Assets, the amount remains is greater than the Second Year Amount, the Escrow Agent shall release that amount of the remaining Escrow Assets as exceeds the Second Year Amount. The Escrow Assets held under the Escrow Agreement shall be the sole and exclusive source of repayment and/or reimbursement of Damages. Dividends paid with respect to the Pledged Stock shall be paid by the Escrowee to the registered holders of the Pledged Stock.

(e) The Escrow Agent shall, on the day following the Final Claim Date, (or the first business day thereafter if such date is not a business day), tabulate the dollar value of the Claims which are pending as of the Final Claim Date (the “Final Pending Claims”). For purposes of determining the dollar value of Claims pending as of the Final Claim Date, the dollar value of a Claim shall be: (i) if the Claim has been settled, the amount of Damages for which the Claim was settled; (ii) if the Claim is still pending, the dollar value stated in the Claim Notice; provided, however, that if a Holder objects to the amount of the dollar value stated in the Claim Notice as of the Final Claim Date as inaccurate, or if a Claimant elects to have the value of a Claim Notice changed, then that Holder or that Claimant can elect arbitration under Section 11.10 to have a panel of arbitrators determine the correct value of the Claim for purposes of establishing a reserve against the Escrow Assets. If the dollar value of the Final Pending Claims as of the Final Claim Date is greater than the Escrow Assets as of the Final Claim Date, the difference shall be paid by the Escrow Agent to the Sellers in the amount by which the Escrow Assets exceed the dollar value of the Final Pending Claims.

Section 2.6 Procedure For Indemnification—Third Party Claims.

(a) Promptly after receipt by any Indemnified Person under Section 2.2 of notice of the commencement of any Proceeding against it, such Indemnified Person will, if a Claim is to be made against Holders under this Article 2, give a Claim Notice to the Holders of the commencement of such Claim, but the failure to deliver a Claim Notice will not relieve the Holders of any liability that they may have to any Indemnified Persons, except to the extent that the Holders demonstrate that the defense of such action is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b) In the event that the Indemnified Person elects to tender the defense of the Proceeding to the Holders, then the Holders must accept the defense of that Proceeding and will be required to pay not only all reasonable Enforcement Costs of that Proceeding but any judgments or settlements that result from the Proceeding.

(c) The Holders shall not be required to pay or reimburse an Indemnified Person for attorneys’ fees or expenses, litigation consultant’s fees or expenses or other costs of a Proceeding which are not reasonable under the circumstances. The burden of proof regarding an objection to attorneys’ fees or expenses shall be borne by the person making that objection.

(d) Payment of amounts due from the Holders to a Claimant under this Section 2.6 shall be made in the following manner:

(i) Payment of expenses of defending a Proceeding shall be made directly by the Holders within thirty (30) days after receipt of invoices containing detail which is typical for expense billing in a commercial matter similar to the Proceeding;

(ii) Payment of amounts of reasonable attorneys’ and consultants’ fees as described in Section 2.6(c) may be made by a direct claim against the Escrow Assets with no requirement of arbitration under Section 3.4. Payment of any settlement amount which has been agreed to by the Indemnified Person and the Holders may be made by a direct claim against the Escrow Assets with no requirement of arbitration under Section 3.4. Payment of any final, non-appealable judgment against an Indemnified Person may be made by a direct set-off against claim against the Escrow Assets with no requirement of arbitration under Section 3.4.

(e) Notwithstanding any other provision to the contrary contained in this Agreement, in the case of any asserted liability by any supplier or customer of the Company or a supplier or customer of Crabar/GBF in connection with which Purchaser a Claimant makes a claim for indemnification, the Claimant may elect to give a Claim Notice with respect thereto and shall have the exclusive right, at the Claimant’s option, to control the defense of such matter, and the Claimants recognize that the Enforcement Costs which they may incur in that defense shall constitute Damages which shall be paid not by the Holders but by offset against the Escrow Assets.

(f) Holders hereby consent to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Holders with respect to such a claim anywhere in the world.

(g) No Holder shall, in the defense of any claim or litigation, except with the consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the plaintiff or person making a claim to such Indemnified Person of a complete release from all liability in respect to such claim or litigation without any admission of guilt or wrongdoing.

ARTICLE III

ENFORCEMENT; ARBITRATION

Section 3.1 Exclusive Remedies. The Purchaser and Merger Sub acknowledge that their sole and exclusive remedy after the Effective Time for any breach of any representation, warranty or covenant by Purchaser and/or the Merger Sub contained in the Merger Agreement or the Stock Purchase Agreement shall be the indemnification provisions set forth in this Agreement. In furtherance of the foregoing, Purchaser and Merger Sub hereby waive, from and after the Closing under the Stock Purchase Agreement, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action they may have against the Holders relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise. Purchaser and Merger Sub acknowledge and agree that, with respect to the Company and the Company Subsidiaries (as defined in the Merger Agreement), they have relied and will rely solely upon the representations, warranties and indemnification rights of Company set forth in the Amended and Restated Stock Purchase Agreement dated November 10, 2003 made by Rauf Gajiani, Amin Amdani and Centrum Acquisition, Inc. (the “A and G Stock Purchase Agreement”) for the period prior to November 10, 2003 and, accordingly, notwithstanding anything to the contrary contained in this Agreement, Purchaser and Merger Sub shall have no right to indemnification under this Agreement with respect to any Loss or alleged Loss related to the Company or the Company Subsidiary unless and until they have first exhausted all remedies and claims under the A and G Stock Purchase Agreement prior to seeking indemnification for a breach by Company of any representations and warranties of the Merger Agreement.

Section 3.2 Intentionally Deleted.

Section 3.3 Informal Mediation. In the event of any dispute arising out of or relating to this Agreement or any agreements contemplated hereby, including any question regarding any such agreement’s existence, validity or termination (collectively referred to herein as a “Dispute”), then prior to filing any arbitration proceeding as provided in Section 3.4 of this Agreement, party intending to file such a proceeding shall be required to notify the other party or parties in writing of the existence and nature of the Dispute. The party intending to file such a proceeding and the other party or parties each agree that within twenty (20) business days of the other party or parties’ receipt of such notice, the parties shall meet at the principal office of the Company, or other agreed place, for a minimum of two (2) consecutive eight (8) hour days in order to attempt to amicably resolve the dispute. If such informal dispute resolution efforts prove to be unsuccessful, the notifying party may initiate arbitration proceedings pursuant to Section 3.4 of this Agreement.

Section 3.4 Arbitration. In the event of a Dispute that cannot be resolved pursuant to the procedure in Section 3.3 above, then except as expressly provided in Section 3.2, any dispute or controversy arising between the parties to or in connection with this Agreement involving the interpretation, application and/or enforcement of any provision of this agreement, or arising out of this Agreement, shall be submitted to for arbitration in Los Angeles, California, to a panel of three arbitrators chosen from the list of arbitrators on Schedule 3.4 attached hereto, each of whom are members of national accounting firms, and each of whom is qualified and experienced in mergers and acquisitions and/or in the textile industry and who shall be independent of the parties and reasonably experienced in conducting arbitration proceedings relating to similar matters (“Arbitrators”). Such arbitrators shall be selected by the agreement of the Company and Merger Sub; in the event that the Company and Merger Sub cannot agree on a panel of three Arbitrators, then the Company shall select one Arbitrator, Merger Sub shall select one Arbitrator and the two Arbitrators selected by the parties shall select the third Arbitrator, with the selection of the Arbitrators by the parties to be made no later than twenty (20) days after the delivery of a demand by the other party for arbitration (the “Arbitration Notice”). Any designated arbitrator shall not be an agent, employee, shareholder or affiliate of any parties to the arbitration, but as reasonably possible should be a person with knowledge and experience in the type of dispute existing between the parties.

(a) The arbitrator or arbitrators shall be directed to identify the prevailing party in the arbitration, and the non-prevailing party shall be responsible for the costs and expenses incurred in conducting the arbitration proceeding provided for in this Section 3.4, including reasonable attorneys’ fees and expenses. In the event that the allegations of damages for fraud is determined to be unfounded, the arbitration panel shall assess costs and expenses related to that unfounded allegation against the party making the same allegation even if that party is the prevailing party on other aspects of the arbitration. For any arbitration resulting from the exercise of Merger Sub’s set-off rights against the Escrow Assets, any obligation of the Holders to pay attorneys’ fees and expenses must be satisfied by a set-off against the Escrow Assets.

(b) The decision of the arbitrator or arbitrators shall be final and binding on the parties.

(c) The exercise by Merger Sub of its right of set-off, and the resolution by arbitration pursuant to this Section 3.4 over any dispute as to Merger Sub’s right of setoff, shall constitute an election of remedies and limit Merger Sub in the enforcement of any other remedies that may be available to it; provided however, that Merger Sub shall be entitled to pursue any remedies available to it in any manner in the event of alleged fraud by Sellers.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Designation of Holder Representative. The Holders do hereby make, constitute and appoint McLinden as attorney-in-fact, giving the attorney-in-fact full power to execute and deliver on behalf the Holders any documents necessary or advisable in connection with the matters set forth in this Agreement, and to act as the representative of the Holders (the “Holder Representative”) for all matters related to the Merger Agreement, this Agreement, or any documents contemplated in such documents, from and after the Effective Time. The Holders may, at any time, elect a new Holder Representative by majority vote, in which case they shall deliver written notice to the Purchaser in accordance with the provisions set forth in Section 1.6.

Section 4.2 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement among the Holders, Purchaser and Merger Sub.

Section 4.3 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, receipt confirmed, or on the next business day when sent by overnight courier or on the second succeeding business day when sent by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(i) if to the Holders, to:

John McLinden

Centrum Properties, Inc.

225 W. Hubbard Street

4th Floor

Chicago, IL 60606

Telecopy: (312) 832-2525

with a copy to:

Gardner Carton & Douglas LLP

191 N. Wacker Drive

Suite 3700

Chicago, Illinois 60606-1698

Attention: Kenneth Hartmann, Esq.

Telecopy: (312) 569-3486

and

(ii) if to Purchaser or Merger Sub to:

Ennis, Inc.

2441 Presidential Parkway

Midlothian, TX 76065

Attention: Keith S. Walters

Telecopy: (972) 775-8920

and an additional copy to (but which shall not constitute notice to Purchaser or Merger Sub):

Kirkpatrick & Lockhart LLP

2828 N. Harwood Street

Suite 1800

Dallas, Texas 75201

Attention: Norman R. Miller, Esq.

Telecopy: (214) 939-4949

Section 4.4 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto prior to the Effective Time without the prior written consent of the other parties hereto.

Section 4.5 Governing Law. This Agreement shall be deemed to be made in, and shall be interpreted, construed and governed by and in accordance with the internal laws of, the Laws of the State of Delaware, without regard to principles of conflicts of law thereof. Each of the Holders, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the jurisdiction of the federal and state courts located in the City of Dallas, Texas, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in such courts and agrees not to plead or claim in any such court that such litigation brought therein has been brought in an inconvenient forum.

Section 4.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which together be deemed an original, but all of which together shall constitute one and the same instrument.

Section 4.7 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction.

Section 4.8 Third Parties. Nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any person or entity that is not a party hereto or thereto or a successor or permitted assign of such a party.

Section 4.9 Termination. This Agreement shall remain in full force and effect until all obligations for Losses made by the Indemnified Persons or any member thereof are paid in full or the Escrow Assets are exhausted. In the event that the Closing (as defined therein) does not occur under either the Stock Purchase Agreement or the Merger is not consummated, this Agreement shall become null and void and of no further force or effect, and no Holder (or any of their respective affiliates, directors, officers, agents or representatives) shall have any liability or obligation hereunder.

IN WITNESS WHEREOF, the parties have executed this Indemnity Agreement as of the date first written above.

/s/ Roger Brown		/s/ Laurence Ashkin
Roger Brown		Laurence Ashkin

/s/ John McLinden		/s/ Arthur Slaven
John McLinden		Arthur Slaven

ENNIS, INC., a Texas corporation		MIDLOTHIAN HOLDINGS LLC, a Delaware limited liability company

By:	/s/ Keith S. Walters	By:	/s/ Keith S. Walters
Name:	Keith S. Walters	Name:	Keith S. Walters
Title:	Chairman, President and CEO	Title:	President